Exhibit 10.17

MEMORANDUM

TO:	Janet Pirus

FROM:	Ken Calwell

RE:	Resignation of Employment and Separation Agreement

DATE:	June 3, 2013

Papa Murphy’s International LLC (“Papa Murphy’s”) and you entered into an Executive Employment and Non-Competition Agreement (“Employment Agreement”) effective May 4, 2010. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

Pursuant to the terms of the Employment Agreement, your employment may be terminated at the option of the Company at any time without Cause. This Separation Agreement (“Separation Agreement”) shall serve as notice of Papa Murphy’s election to terminate the Employment Agreement no later than December 31, 2013. The last date of the Employment Period, whether December 31, 2013 or earlier, shall be considered the “Termination Date” under this Separation Agreement. Notwithstanding anything to the contrary in the Employment Agreement, if Papa Murphy’s wishes to terminate your employment prior to December 31, 2013 other than for Cause, then Papa Murphy’s shall give you seven (7) days’ notice prior to the date of termination. Effective on the Termination Date, you shall be deemed to have resigned from any positions held by you with Papa Murphy’s, including but not limited to any position you hold as a manager, director, officer and/or member of any committee, as applicable of Papa Murphy’s and each of its direct and indirect parents, subsidiaries, or affiliates of which you have been appointed as a manager, director, officer, and/or member of any committee, without any further action required by Papa Murphy’s or you. If requested by Papa Murphy’s, you will execute such instruments necessary to evidence such resignations.

If you agree to the terms in this Separation Agreement and comply with your obligations hereunder, Papa Murphy’s will provide you with the severance benefits pursuant to the terms of the Employment Agreement and will extend such severance benefits from the period beginning on your Termination Date and ending on the earlier of (i) the first anniversary of your Termination Date, if you voluntarily resign prior to December 31, 2013 or (ii) December 31, 2014 if Papa Murphy’s terminates your employment prior to December 31, 2013 (such period, the “Severance Period”); provided, you further agree to execute and deliver within twenty-one (21) days after the Termination Date a release agreement (the “Supplemental Release”) containing a general release of claims co-extensive and substantially similar to the release attached hereto and in a form acceptable to Papa Murphy’s, to cover the period from the date of the execution of this Agreement through and including the date of execution of the Supplemental Release. The extended payments set forth above shall only be payable if you execute and deliver to Papa Murphy’s, and do not revoke as provided below, the Supplemental Release. Failure to timely execute and return, and not revoke, the Supplemental Release within the applicable periods shall be a waiver by you of your right to the extended payments set forth above.

Janet Pirus

If you do not agree to the terms of this Separation Agreement, then your Employment Agreement shall terminate on June 15, 2013. You remain bound by the terms of the Employment Agreement, including but not limited to the Non-Competition; Non-Solicitation; Confidentiality; Proprietary Rights provisions set forth in Section 7 of the Employment Agreement.

If you agree to this Separation Agreement, you will receive your final paycheck through the last date of your employment plus payment for all of your accrued but unused vacation as otherwise required under applicable state law. Your group medical insurance will end with the month of your last day of employment. Upon your election, and if you agree to the terms of this Separation Agreement, during the Severance Period, you will receive continuation of group health plan benefits to the extent authorized by COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect immediately prior to the date of separation. All other benefit coverages, group insurance and participation in other Papa Murphy’s plans end as of the last day of your employment. After the Termination Date, you will receive COBRA information, which will provide you with election forms and premium information on continuation of your existing medical coverage under the terms of COBRA.

Pursuant to the terms of your Restricted Stock Agreements, the Company, as defined herein, will exercise its right to repurchase your Common Stock in Papa Murphy’s Holdings, Inc. The terms of the Restricted Stock Agreement provide for the repurchase of Restricted Shares at the Per Share Purchase Price and repurchase of the Vested Shares at fair market value as determined by the Board.

Your Restricted Stock Agreement (Time Vesting) dated May 5, 2010 for 23,333 shares of Common Stock provides that 20 percent of the Time Vesting Shares will become Vested Shares annually on the anniversary date of the Effective Date for each year that you remain an employee. Therefore, 60 percent, or 14,000 shares, of your Time Vesting Common Stock have become Vested Shares and will be repurchased at fair market value as determined by the Board in a manner consistent with past practice as of the end of the fiscal quarter immediately preceding the Termination Date (the “Time Vested Stock Repurchase Amount”). The remaining 40 percent, or 9,333 shares, will be repurchased at the Per Share Purchase Price of $.4359 per share for a total of $4,068.25 (the “Unvested Stock Repurchase Amount”).

None of your Performance Vesting Restricted Stock has vested and, therefore, will be repurchased at the Per Share Purchase Price of $.4359 per share for a total of $5,085.65 (the “Unvested Performance Stock Repurchase Amount”, and the sum of the Unvested Performance Stock Repurchase Amount, plus the Time Vested Stock Repurchase Amount, plus the Unvested Stock Repurchase Amount shall be the “Stock Repurchase Amount”).

Papa Murphy’s will repurchase such shares of Common Stock within 30 days after the Termination Date and will pay you the Stock Repurchase Amount. You will be responsible for any taxes resulting from this payment.

You may, at your option, request that Papa Murphy’s Holdings, Inc. purchase your 9,857 shares of Series A Preferred Stock and your 5,435 shares of unrestricted Common Stock. If you request such purchase and Papa Murphy’s Holdings, Inc. agrees to purchase your shares prior to the Termination

Janet Pirus

Date, the Series A Preferred shares will be purchased within 30 days after the Termination Date at a price per share, plus accrued dividends, to be determined by the Board in a manner consistent with past practice, and the unrestricted Common shares will be purchased within 30 days after the Termination Date at a price per share to be determined by the Board in a manner consistent with past practice, in each case, as of the end of the fiscal quarter immediately preceding the Termination Date. In order to request such purchase, a Stock Power in a form acceptable to Papa Murphy’s must be fully-executed by you and received by Papa Murphy’s on or before the Termination Date.

Notwithstanding anything to the contrary in this Separation Agreement, Papa Murphy’s shall only repurchase Common Stock and/or Series A Preferred Stock held by you to the extent such repurchases are permitted under the Credit Agreement (as amended, modified or restated from time to time, the “Credit Agreement”) entered into on June 11, 2012 by and among Papa Murphy’s, General Electric Capital Corporation (as agent and lender), and the other parties thereto; provided, if and for so long as any such repurchases are prohibited under the Credit Agreement, Papa Murphy’s shall not make, and you shall not accept or receive, any payments with respects to such repurchases.

In connection with this Separation Agreement, you are being offered certain severance benefits to which you would not otherwise be entitled. If you: (1) sign and return this Separation Agreement (which includes a full release of all claims against the Company) and you do not revoke this Separation Agreement within seven (7) days of signing it, (2) sign and do not revoke the Supplemental Release within seven (7) days of signing it, and (3) meet other terms and conditions as set forth in this Separation Agreement:

(a) You will be paid your current salary through the Severance Period less applicable tax withholding, in the regular pay cycle, as soon as practicable, upon expiration of the revocation period.

(b) In the event incentive compensation is paid for 2013, you will receive a bonus for the period worked payable at the time such bonus would have been payable if your employment with Papa Murphy’s had not ceased (or a pro rata portion of such bonus if, prior to December 31, 2013, either (i) you voluntarily resign or (ii) Papa Murphy’s terminates your employment).

(c) Within 30 days following the execution of this Separation Agreement, You will secure an independent home appraisal at your own expense to determine the fair market value of your current Ridgefield residence. Papa Murphy’s will pay you up to $50,000 for the difference between the sale price of your current residence in Ridgefield, WA and the fair market value as determined by the appraisal, provided the sale of the Ridgefield residence is closed within one year of the Termination Date. Such payment will be paid in a lump sum less applicable taxes within 30 days after the transfer of the residence.

(d) Papa Murphy’s will pay up to $6,000 for certain outplacement services, career counseling, resume review and assistance on your behalf.

In consideration for any severance benefits and to the fullest extent permitted under applicable law, you hereby release Papa Murphy’s and all of its parent(s), related corporations, affiliates and joint ventures, all predecessors and successors of all of the aforementioned entities, and all current and former officers, directors, members, managers, employees, agents, insurers, shareholders, representatives, assigns and all other persons which might be claimed as liable (collectively, the “Company”) from any and all liability or claims you might have, damages or causes of action,

Janet Pirus

whether known or unknown, relating to, in connection with, arising under, or as a result of (1) your employment with the Company or the cessation of that employment, (2) your Restricted Stock Agreements under the Papa Murphy’s Holdings, Inc. 2010 Management Incentive Plan, (3) the Stockholders’ Agreement, dated as of May 5, 2010 among Papa Murphy’s Holdings, Inc. and the other parties thereto, (4) your ownership of Series A Preferred Stock or Common Stock, or (5) any other arrangement or agreement, whether or not in writing, between you and the Company, in each case, including, but not limited to, any claims for additional compensation or benefits in any form or damages, or for personal injuries or attorneys’ fees. This release specifically includes, but is not limited to, all claims for relief or remedy under any common law theories including, but not limited to, breach of contract or tort or tort-like theories and under any local, state or federal civil rights, labor, unemployment compensation and employment laws including, but not limited to, Employee Retirement Income Security Act (“ERISA”), Title VII of the Civil Rights Act of 1964, the Post-Civil War Rights Acts (42 USCA §§ 1981-1988), the Civil Rights Acts of 1991, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, including its amended version (ADAA), the Worker Adjustment and Retraining Notification Act, the Walsh-Healy Act, the Rehabilitation Act of 1973, the Vietnam Era Veterans Readjustment Assistance Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Fair Labor Standards Act, Executive Order 11246, the Family and Medical Leave Act, and comparable Washington state laws, all as amended, including any regulations or guidelines thereunder (collectively the “Released Claims”).

In addition, you represent and warrant that as of the date that you sign this Separation Agreement, you have no pending claims against the Company, including without limitation any claims for workers’ compensation benefits or for unemployment insurance benefits.

You agree to cooperate fully with the Company and its agents in seeking any governmental or judicial approval of the terms of this Separation Agreement in order to ensure that it is fully enforceable as written, to the extent such approval becomes necessary. You further represent and warrant that you have no present or past claim against the Company alleging any violation of the FMLA and/or the FLSA.

INDEMNIFCATION. Papa Murphy’s will continue on your behalf Errors and Omissions and Directors’ and Officers’ Liability insurance coverage for covered acts which occurred during your employment with Papa Murphy’s and its affiliates.

COVENANT NOT TO SUE. You represent and warrant that you have not filed any litigation based on any Released Claims. You further covenant and promise never to file, press or join in any lawsuit based on any Released Claim and agree that any such claim, if filed by you or on your behalf, shall be immediately dismissed. You represent and warrant that at the time of execution of this Separation Agreement, you have no knowledge of any Released Claims that you may have had to assert against the Company except for those that you reported in writing to the Company’s Chief Executive Officer prior to your execution of this Separation Agreement; that you are the sole owner of any and all Released Claims that you may have; and that you have not assigned or otherwise transferred your right or interest in any Released Claim.

You further acknowledge and agree that breach of the covenant contained in this Covenant Not to Sue section of the Separation Agreement shall constitute a material breach of this Separation Agreement.

Janet Pirus

ENTIRE AGREEMENT/AMENDMENT/SEVERABILITY. This Separation Agreement constitutes the entire understanding between you and the Company as it relates to the subject matter of this Separation Agreement and supersedes all other representations, statements, and understandings or agreements pertaining to such subject matter. The provisions of this Separation Agreement are severable, and if any provision is found to be unlawful or unenforceable, it shall be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision shall be severed from the Separation Agreement and the remaining provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law. Nothing in this Separation Agreement reflects any admission of liability by you or the Company.

KNOWING AND VOLUNTARY AGREEMENT. You hereby warrant and represent that (a) you have carefully read this Separation Agreement and find that it is written in a manner that you understand; (b) you know the contents hereof; (c) you have been advised to consult and you have discussed the Separation Agreement and its effects with your personal attorney or you have knowingly and voluntarily waived the right to do so; (d) you understand that you are giving up all claims, damages, and disputes that have arisen before the date of this Separation Agreement, except as provided herein; (e) you have had the opportunity to review and analyze this Separation Agreement for sixty (60) days (the “Review Period”), but you agree that if you sign this Separation Agreement before expiration of the Review Period, you knowingly and voluntarily agree to waive the remainder of the Review Period; (f) you have seven (7) days to revoke this Separation Agreement by notifying Ken Calwell via written communication at the address below before midnight on the seventh day after you sign this Separation Agreement; (g) you did not rely upon any representation or statement concerning the subject matter of this Separation Agreement, except as expressly stated in the Separation Agreement; (h) you understand the Separation Agreement’s final and binding effect; and (i) you have signed the Separation Agreement as your free and voluntary act.

VENUE/CHOICE OF LAW. The exclusive venue of any litigation arising from this Separation Agreement shall be Clark County, Washington, except that the parties may seek injunctive relief in any court with jurisdiction. This Separation Agreement shall be governed by and interpreted under the laws of the state of Washington, including its choice of law rules.

COOPERATION. In return for the amounts paid hereunder, you agree to cooperate in defense of the Company in any legal action or claim in which you are named as a witness. Cooperation shall include, upon request by the Company, participating in and testifying at depositions, trials, mediations, arbitrations, or other hearings; providing information in written format such as declaration or affidavit; making yourself available to the Company and its attorneys for interview or other consultation; and providing general assistance to the Company and its attorneys. You acknowledge that this is a material term of this Separation Agreement, and that breach of this term would cause damage to the Company. Lack of compliance shall be shown by failure, after notice in writing, to abide by the Company’s request.

This release will not affect any vested rights that you may have under health insurance plans or under any 401(k) plan maintained by Papa Murphy’s or for workers’ compensation or unemployment compensation benefits or any claims that may arise after the date you sign this Separation Agreement. For information on your options under the 401(k) plan, call Victoria Blackwell at (360) 449-4122.

Janet Pirus

You agree to hold confidential the terms of this Separation Agreement, except to the extent that disclosure of its terms to your accountant, attorney and taxing authorities may be necessary for your financial or legal affairs or as may be required by law.

NONDISPARAGEMENT: You agree not to discuss the terms of your separation from employment with Papa Murphy’s nor make any disparaging, false, or defamatory comments to Third Parties about your employment at Papa Murphy’s or your separation therefrom. Should disparagement be discovered by Papa Murphy’s, Papa Murphy’s will suspend any payments and seek reimbursement from you for any payouts made. Upon request, Papa Murphy’s will provide a positive letter of recommendation regarding your employment with the company.

CONFIDENTIALITY: You acknowledge that as part of your position you had access to certain information which is considered by the Company and the individuals involved to be sensitive, confidential, and private, and as a condition of this Separation Agreement, you will not disseminate, disclose, communicate or otherwise publish any such information. All such information shall be treated as confidential information as described herein and is subject to the terms and conditions of this Separation Agreement, as well as the Papa Murphy’s Computer and Telecommunications Systems Policy Effective 1/1/03 and the Papa Murphy’s Employee Handbook that you previously entered into with the Company. Notwithstanding anything to the contrary contained herein, private communication with your husband is not prohibited by this Confidentiality requirement provided all such communication remains private and is not otherwise disseminated, disclosed, or communicated. In return for the amounts paid hereunder, you further acknowledge and agree that you have had access to proprietary and confidential information of Papa Murphy’s during the course of your employment, and (1) you have returned all proprietary and confidential information in your possession to Papa Murphy’s, and (2) you will not use, disclose, publish, or distribute Papa Murphy’s proprietary and confidential information unless legally obligated to do so pursuant to a court or governmental order or subpoena, regulation, rule or other legal process. You acknowledge that this is a material term of this Separation Agreement, and that breach of this term would cause damage and irreparable harm to the Company. If you wish to enter into this Separation Agreement, please sign the enclosed copy where indicated and return it to Ken Calwell, 8000 NE Parkway Drive, Suite 350, Vancouver, Washington 98662. To be effective, the signed Separation Agreement must be deposited by U.S. mail and postmarked no later than the last day of the Review Period, however, you are free to sign this earlier if you so choose.

I HAVE READ THE FOREGOING SEPARATION AGREEMENT (INCLUDING THE RELEASE OF CLAIMS) AND I UNDERSTAND THE EFFECT OF THIS SEPARATION AGREEMENT (INCLUDING THE RELEASE AND THE SUPPLEMENTAL RELEASE). I VOLUNTARILY AGREE TO AND ACCEPT THE TERMS OF THIS SEPARATION AGREEMENT.

/s/ Janet Pirus	Date Signed 6/4/13
Janet Pirus

Effective Date:
(eight days after execution)

/s/ Ken Calwell	Date Signed 6/5/13
Ken Calwell, CEO